Exhibit 99.2

[Letterhead – NYSE Regulation, Inc.]

September 17, 2007

Mr. Donald Dancer

Acting Chief Executive Officer, Executive Vice
President, Secretary & General Counsel

International Rectifier Corporation

233 Kansas Street

El Segundo, CA  90245-4382

Dear Mr. Dancer:

As part of its continued listing and governance programs, the NYSE Regulation, Inc. (the “NYSE”) closely monitors whether an issuer has timely filed its annual and interim reports with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Section 802.01E of the Listed Company Manual sets forth the procedures applicable to an issuer that has failed to timely file its annual report with the SEC.  The complete rule text is available on www.nyse.com.

Since International Rectifier Corporation (the “Issuer”) failed to timely file its Form 10-K for the fiscal year ended June 30, 2007, it is required within five business days of receipt of this letter to:  (a) contact the NYSE to discuss the status of its annual filing and (b) issue a press release, if it has not already done so, disclosing the status of the filing, noting the delay, the reason for the delay and the anticipated filing date, if known.  If the Issuer has not issued the required press release by the fifth business day following receipt of this letter, the NYSE will issue a press release stating that the Issuer has failed to timely file its annual report with the SEC.

The NYSE will closely monitor the status of the Issuer’s late filing and related public disclosures for up to a six-month period from its due date.  If the Issuer fails to file its annual report within six months from the filing due date, the NYSE may, in its sole discretion, allow the Issuer’s securities to trade for up to an additional six months depending on specific circumstances, as outlined in the rule.  It is expected that the Issuer will submit an official request for our consideration at the appropriate time.  If the NYSE determines that an additional six-month trading period is not appropriate, suspension and delisting procedures will commence pursuant to Section 804.00 of the Listed Company Manual.  If the NYSE determines that an additional trading period of up to six months is appropriate and the Issuer fails to file its annual report by the end of that period, suspension and delisting procedures will generally commence.  Please note that regardless of the procedures described above, the NYSE may commence delisting proceedings at any time during period that is available to complete the filing, if circumstances warrant.

If you have any questions, please contact Joseph Pisano at 212-656-5861.

Sincerely,

/s/

c: Richard Wohlmacher, Client Service